EXHIBIT 10.48

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

PRIME BROKER AGREEMENT

This Prime Broker Agreement (together with all annexes, appendices, schedules, exhibits, terms and supplements attached hereto or referenced herein, collectively, the “Agreement”) is entered into by and between the Payward entities set forth in Exhibit A hereto (collectively, “Prime Broker”), and USBC, Inc. (“Client” or “you”), an institution organized and existing under the laws of Nevada, with its principal place of business at 300 E 2nd Street, 15th Floor, Reno, NV 89501, United States (together the “Parties,” and each individually, a “Party”), and shall be effective as of the date on which the last Party executes this Agreement (the “Effective Date”).

RECITALS

WHEREAS, the Client desires to engage the Prime Broker to provide certain trading, Custody, and other services as described herein in connection with Client’s trading and investment activities; and

WHEREAS, the Prime Broker agrees to provide such services in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prime Broker and Client hereby agree as follows:

1.    Definitions.

Capitalized terms have the meanings set forth below and as otherwise defined in this Agreement (including all annexes, appendices, schedules, exhibits, and supplements attached hereto or referenced herein) and the Terms of Service.

“Applicable Law” means, with respect to any Person (as defined below), any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, regulatory guidance, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to that Person, as amended unless expressly specified otherwise.

“Authorized Representative” means (a) an authorized employee or officer of Client as defined herein, or (b) a third-party service provider of the Client, in each case that has been designated by Client in writing as authorized by Client to give Instructions to Prime Broker for or on behalf of Client with respect to a Client Account.

“Client Account” means one or more accounts established and maintained by Prime Broker for the Client, including any Custodial Account as described herein.

“Client Data” means all data, information or materials (in any form) provided by or on behalf of Client or its or their Authorized Representatives, or provided through the Services, and data related to the Client Accounts and Custodied Digital Assets (as defined below).

“Custodial Account” means with a segregated Custody account controlled and secured by Prime Broker as defined herein to store Supported Digital Assets (as defined below).

“Custody” or “Custodial Services” means as defined in Wyoming and other Applicable Laws, including those laws governing commodities, as necessary, and means the possession or control and safekeeping of Supported Digital Assets.

“Custodied Digital Assets” means Supported Digital Assets properly sent to Prime Broker, as custodian, in accordance with this Agreement and held by Prime Broker in Custody for the benefit of Client pursuant to this Agreement.

“Designated Security Procedures” means the Security Procedures that Prime Broker will make available to Client from time to time for purposes of transmitting Instructions and otherwise accessing the Services.

“Digital Assets” means digital units, digital assets, virtual currencies, that are used as a medium of exchange or a form of digitally stored value.

“Digital Asset Network” means a blockchain network used to transfer a particular type of digital asset.

“Fiat Currency” means official currency of a country issued by a central bank or other monetary authority.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Instruction” means a directive initiated by Client, acting through an Authorized Representative, with respect to the Client Account, which directive conforms to the requirements set forth herein. For the avoidance of doubt, an Order initiated by Client, or an Authorized Representative, shall be deemed an Instruction.

“Orders” means a directive initiated by Client to execute a trade or automated trade routing service to purchase and sell specified Digital Assets.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“Prime Broker Site” means the website accessible via the top-level domain at https://www.kraken.com or via other means as reasonably communicated by Prime Broker to Client.

“Security Procedure” means a security procedure that Prime Broker will make available to Client from time to time with respect to the Services, or otherwise agreed in writing by the Parties, to be followed by Client regarding the issuance of an Instruction to Prime Broker; or by Prime Broker, upon the receipt of an Instruction to that effect from Client. The security procedure in question is intended to enable Prime Broker to verify that the individual providing an Instruction to deposit or withdraw Digital Assets, or otherwise access the Services on Client’s behalf, is an Authorized Representative. A Security Procedure may involve, without limitation, the use of algorithms, codes, passwords, websites, electronic communications, written communications, telephone calls and other methods. For the avoidance of doubt, a Security Procedure includes an applicable Prime Broker Designated Security Procedure.

“Services” means the services to be provided by Prime Broker to Client under this Agreement.

“Supported Digital Assets” means digital assets with respect to which Prime Broker provides Services, as specified in writing by Prime Broker.

“Terms of Service” means the binding and enforceable Kraken.com Terms of Service (including all Annexes), as they may be updated from time to time, available at https://www.kraken.com/legal, that govern Client’s use of our services, and our websites (including, without limitation, kraken.com, and pro.kraken.com), and mobile applications through which you access our services, along with any applicable third-party terms you may have agreed to as part of using or receiving our mobile applications (such as terms for the Apple App Store or Google Play, if applicable). For clarity, references to “you” and “your” in the Terms of Service and in this Agreement shall be deemed references to the Client.

“Trade” means an exchange through your account of a certain Digital Asset for another Digital Asset, a certain Digital Asset for a certain Fiat Balance, a certain Fiat Balance for a certain Digital Asset, or a certain Fiat Balance for a certain other Fiat Balance.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of Wyoming; provided, that if the laws of any other jurisdiction would govern the perfection or enforcement of any lien granted hereunder, Uniform Commercial Code or UCC means the Uniform Commercial Code as in effect from time to time in such jurisdiction with respect to such lien.

2.    Services

(a)    This Agreement sets forth the terms and conditions pursuant to which Prime Broker will open and maintain one or more accounts for Client and provide services relating to trading and execution, Custody and/or other services as set forth herein (collectively, the “Services”).

3.    Service Fees

(a)    The fees associated with the Services shall be calculated, invoiced and paid in accordance with Exhibit B (the “Fee Schedule”). Client shall pay to Prime Broker fees and expenses for the Services in accordance with the Fee Schedule or as otherwise contemplated in this Agreement.

4.    Taxes.

(a)    Upon signing this Agreement, Client shall furnish Prime Broker with a properly completed and executed IRS Form W-9 or the applicable IRS Form W-8, together with any additional tax or residency documentation that Prime Broker may reasonably request to satisfy its information reporting or withholding obligations (“Tax Documentation”). Client shall promptly notify Prime Broker and update such Tax Documentation for any change affecting its tax status or the accuracy of previously delivered Tax Documentation.

(b)    Where applicable, Prime Broker may deduct and withhold from any amounts paid to Client such amounts that Prime Broker is required to withhold under applicable law. Any amount so withheld shall be remitted by Prime Broker to the appropriate taxing authority. Prime Broker shall have no obligation to gross up, reimburse, or otherwise increase any payment to Client to offset the effect of any withholding tax or any tax imposed on Client.

(c)    Where applicable, Prime Broker shall report, if required under Applicable Law, amounts paid to Client and any withheld taxes under this Agreement to the Internal Revenue Service or any relevant taxing authority, and shall furnish Client a copy of the applicable US Internal Revenue Service Form 1099, Form 1042-S or other form required by Applicable Law.

(d)    Client is solely responsible for taxes imposed on or measured by Client’s net income, franchise or gross receipts taxes, value added, sales/use, goods and services, digital services or similar taxes arising from its receipt of payments under this Agreement and in connection with Client’s use of the Services.

(e)    Client shall indemnify and hold harmless Prime Broker from and against any liability (including interest and penalties) resulting from Client’s failure to satisfy its tax obligations with respect to amounts paid under this Agreement, with respect to Client’s use of the Services and with respect to Prime Broker’s failure to withhold or remit any taxes required to be withheld from such amounts to the extent such failure results from inaccurate, incomplete, or untimely documentation or other misrepresentation, act, or omission by Client.

(f)    CARF and CRS

(i)    On October 10, 2022, the Organization for Economic Co-operation and Development (“OECD”) published the final rules and commentary of the Crypto-Asset

Reporting Framework (“CARF”) as well as enhancements to the Common Reporting Standard

(“CRS”).

(ii)    The local implementation of CARF and CRS for the jurisdictions in which the Parties operate may require the Parties to obtain additional documentation from each other, including, but not limited to, self-certification and supporting documentation. The Parties may also be required to report to their local tax authority under the local enactment and transposition of CARF and CRS. As applicable, the Parties hereby agree to timely provide documentation requested by the other Party to enable reporting under CARF, CRS, and any future tax information reporting requirement, as required. The Parties also agree to comply with any reporting requirements resulting from the local enactment of CARF, CRS or other applicable reporting requirements, as applicable.

5.    Client Instructions and Authorized Representatives; Designated Security Procedure; Access to Services

(a)    Instructions

(i)    Unless otherwise expressly provided for in this Agreement, Prime Broker will only perform its duties under this Agreement pursuant to Instructions.

(ii)    Client is responsible for Losses (as defined herein) resulting from inaccurate Instructions (e.g., if Client provides the wrong destination address for executing a withdrawal transaction). Prime Broker does not guarantee the identity of any user, receiver, requestee, or other party to a Supported Digital Asset transaction. Prime Broker shall have no liability whatsoever for failure to perform pursuant to such inaccurate Instructions except in the case of Prime Broker’s gross negligence, fraud, or willful misconduct. Prime Broker is responsible for Losses resulting from its errors and omissions in executing a Client’s Instruction, in which event Prime Broker will be liable only for Client’s actual damages.

(b)    Authorized Representative

(i)    Client shall only allow Authorized Representatives to act on behalf of Client with respect to the Services. Prime Broker may, at its discretion, verify the identity and authority of an Authorized Representative or to otherwise ensure that the Authorized Representative is authorized to act on behalf of Client.

(ii)    When an Authorized Representative provides Instructions to Prime Broker, Client authorizes Prime Broker to submit Client’s transaction or otherwise act in accordance with the Instructions.

(iii)    Prime Broker must receive an Instruction to perform certain functions for Client with respect to the Services. Prime Broker will not be liable for any damages related to delays that result from the Client providing an Instruction that Prime Broker is not reasonably able to interpret and/or act upon.

(iv)    As applicable, Prime Broker may treat the appropriate level-based Authorized Representative as having the assigned authority of Client to provide Instructions on behalf of Client. Authorized Representatives will include any explicit limitations as to said authority depending on the level of access provided. Prime Broker will be entitled to rely upon the assigned authority of Authorized Representatives until it receives appropriate written notice from Client to the contrary.

(v)    The Authorized Representative providing an Instruction will be responsible for assuring the accuracy of that Instruction. If Prime Broker determines that an Instruction is incomplete, Prime Broker may give prompt notice of that determination to Client. Such notice may be given in writing, including via electronic means, via a Prime Broker Designated Security Procedure used by Client or such other means as mutually agreed upon by the Parties, each of which is hereby deemed commercially reasonable. Client must thereupon amend or otherwise reform the Instruction. In such event, Prime Broker will have no obligation to take any action in response to the Instruction initially delivered until the redelivery of an amended or reformed Instruction.

(c)    Designated Security Procedure

(i)    An Authorized Representative must deliver Instructions in accordance with a Prime Broker Designated Security Procedure.

(ii)    The purpose of the Prime Broker Designated Security Procedure is to confirm the authenticity of any Instruction and is not designed to detect errors or omissions in such Instructions. Therefore, Prime Broker is not responsible for detecting any Client error or omission contained in any Instruction received by Prime Broker.

(iii)    Prime Broker, after providing prior written notice, may decide to no longer accept a particular Prime Broker Designated Security Procedure, or to do so only on revised terms, in the event that it determines that such agreed or established method of transmission represents a security risk or is attendant to any general change in the Prime Broker’s policy regarding Instructions.

(iv)    Client will comply with any applicable Prime Broker Designated Security Procedures with respect to the delivery or authentication of Instructions and will ensure that any codes, passwords or similar devices are reasonably safeguarded.

(v)    Prime Broker will use reasonable care to comply with any applicable Security Procedures with respect to the receipt or verification of Instructions and to ensure that any codes, passwords or similar devices are reasonably safeguarded.

(d)    Unauthorized Access

(i)    Client acknowledges that granting permission to a third party or non-permissioned user to take specific actions on Client’s behalf does not relieve Client of any of Client’s responsibilities under this Agreement and may violate the terms of this Agreement. Client is fully responsible for all activities taken on Client Accounts (including, without limitation, acts or omissions of any third party or non-permissioned user with access to Client Accounts). Further, Client acknowledges and agrees that in the event that any third party or non-permissioned user gained access to Client Accounts directly as a result of Client’s granting permission, Client will not hold Prime Broker responsible for, and will indemnify, defend and hold harmless the Prime Broker and its Related Parties (as defined herein) from and against any Losses arising out of or related to any act or omission of any such party using Client Accounts.

(ii)    To the extent known to Client or Prime Broker, such party will promptly notify the other party of any unauthorized access, use or disclosure of Client’s credentials with respect to the Client Account, unauthorized access or use of the Client Account, which notification will reasonably describe the issue at hand including the date and type of problem.

6.    Responsibility of Prime Broker.

(a)    In performing its duties and obligations hereunder, Prime Broker will use reasonable care. It is agreed that Prime Broker will have no duty to assess the risks inherent in any investments by Client or to provide investment advice with respect to those investments and that Client, as principal, will bear any risks attendant to particular investments such as failure of counterparty, issuer, promoter or developer.

(b)    Prime Broker will not be responsible under this Agreement for any failure to perform its duties, and will not be liable hereunder for any loss or damage in association with such failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of Prime Broker or any agent of Prime Broker and which adversely affects the performance by Prime Broker of its obligations hereunder or by any other agent of Prime Broker, including any event caused by, arising out of or involving (i) an act of God, (ii) accident, fire, water or wind damage or explosion, (iii) any computer, system or other equipment failure or malfunction caused by any computer virus or the malfunction or failure of any communications medium, (iv) any interruption of the power supply or other utility service, (v) any strike or other work stoppage, whether partial or total, (vi) any disruption of, or suspension of trading in, the digital asset markets, or (vii) any other cause similarly beyond the reasonable control of Prime Broker.

(c)    Prime Broker will not be liable for any loss, claim, damage or other liability arising from the following causes (except such as may arise from its or its nominee’s, agent’s, employee’s, contractor’s, or representative’s own grossly negligent action, grossly negligent failure to act, bad faith, or willful misconduct, in which event Prime Broker will be liable only for Client’s actual damages):

(i)    The failure of any third party beyond the control or choice of Prime Broker, including the failure of a Digital Asset Network or a commercially reasonable information provider relied upon by Prime Broker;

(ii)    Client’s or any Authorized Representative’s failure to protect the confidentiality or security of the Client Account information associated with Custodied Digital Assets;

(iii)    An Unauthorized Party’s impersonation of an Authorized Representative to provide an Instruction or otherwise access the Client Account;

(iv)    Any action taken or omitted by Prime Broker in accordance with an Instruction, even when that action conflicts with, or is contrary to any provision of, Client’s declaration of trust, certificate of incorporation or by-laws or other constitutive document, Applicable Law, or actions by the trustees, directors or shareholders of Client;

(v)    Specific inaccuracies in information that Prime Broker received from a commercially reasonable source such as a commercial database, provided that Prime Broker has relied upon that information in good faith;

(vi)    Any action taken or omitted by Prime Broker based on a good faith belief that the action is reasonably necessary to comply with requirements under Applicable Law, including requirements under any applicable anti-money laundering laws and regulations, except with respect to activities that are not caused or contributed to by Client’s actions or status; or

(vii)    Any action taken or omitted by Prime Broker pursuant to the advice of legal counsel and accountants (who may also be advisors to Client), in each case nationally recognized and with expertise in the relevant area, in relation to matters of law, regulation or market practice, provided that Prime Broker has relied upon that advice in good faith.

(d)    Prime Broker cannot and does not guarantee the value of Supported Digital Assets. Prime Broker does not control the relevant Digital Asset Networks and therefore is not responsible for the services provided by those Digital Asset Networks – in particular, verifying and confirming transactions that are submitted to the Digital Asset Networks. Furthermore, Prime Broker cannot cancel or reverse a transaction that has been submitted to a Digital Asset Network. Once a transaction request has been submitted to a Digital Asset Network, Client will subsequently not be able to cancel or otherwise modify Client’s transaction request. Client acknowledges and agrees that, to the extent Prime Broker did not cause or contribute to a loss Client suffers in connection with any Supported Digital Asset transaction initiated, Prime Broker will have no liability for that loss. Prime Broker has no control over the relevant Digital Asset Networks and therefore does not ensure that any transaction request Prime Broker submits to a Digital Asset Network will be completed. Client acknowledges and agrees that the transaction requests Client instructs Prime Broker to submit on a Digital Asset Network may not be completed, or may be substantially delayed, by that Digital Asset Network and Prime Broker is not responsible for any delay or any failure of completion caused by that Digital Asset Network.

7.    Not a Registered Broker-Dealer or Investment Adviser

(a)    Client assumes responsibility for each transaction in or for its account. While Prime Broker may make certain general information available to Client, Prime Broker is not providing and will not provide Client with any investment, legal, tax or accounting advice regarding Client’s specific situation. Client understands and agrees that Prime Broker is not an SEC/FINRA registered broker-dealer or a registered investment adviser to Client in any respect, and, accordingly, Prime Broker has no liability, obligation, fiduciary duty, or responsibility whatsoever as a registered broker-dealer or registered investment adviser for Client decisions relating to the Services. The Parties may mutually agree in this Agreement or a signed writing dually executed by both Parties that Prime Broker has certain obligations and responsibilities, including, but not limited to, fiduciary duty, with respect to Client, but such obligations and responsibilities do not arise under applicable U.S. broker-dealer and investment adviser laws, rules and regulations. Client should consult its own legal, tax, investment and accounting professionals.

8.    Representations, Warranties and Covenants.

(a)    Prime Broker represents, warrants and covenants that:

(i)    it is duly organized, validly existing and in good standing under the laws of its jurisdiction(s) of organization, has all corporate powers required to carry on its business as now conducted, and is duly qualified to do business and in which the failure to so qualify would have a material adverse effect on the business or results of the Prime Broker;

(ii)    it has full power to execute and deliver this Agreement and to perform all the duties and obligations to be performed by it under this Agreement;

(iii)    the execution, delivery and performance by Prime Broker of this Agreement and the provision of the Services are within Prime Broker’s corporate powers and have been duly authorized by all necessary corporate action on the part of Prime Broker. This Agreement constitutes a valid and binding agreement of Prime Broker enforceable against Prime Broker in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and does not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the articles of organization or other documents under which Prime Broker is organized or of any agreement, judgment, injunction, order, decree or other similar instrument binding upon Prime Broker;

(iv)    Prime Broker will not, directly or indirectly, lend, pledge, hypothecate or re-hypothecate any Custodied Digital Assets without instructions from Client;

(v)    it has, or is in the process of acquiring, and thereafter will maintain any material necessary consents, permits, licenses, approvals, authorizations or exemptions of any government or other regulatory authority or agency in the United States or any other country required to fully and timely provide the Services;

(vi)    Prime Broker has no right, interest, or title in Custodied Digital Assets unless specifically set forth herein;

(vii)    in the event of its insolvency or receivership, all Custodied Digital Assets shall pass to the Client, or its successor bank; and

(viii)    it will materially comply with all Applicable Laws.

(b)    Client represents, warrants and covenants that:

(i)    it has full power to execute and deliver this Agreement and full power and rights to perform all the duties and obligations to be performed by it under this Agreement;

(ii)    it does not require any license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority, and no other third-party consent or approval, is necessary for the due execution, delivery and performance by Client of this Agreement or for the legality, validity or enforceability thereof against Client, except for those actions or consents that have already been taken or obtained;

(iii)    it is not insolvent and is not subject to any bankruptcy or insolvency proceedings under any Applicable Laws;

(iv)    the services and/or transactions contemplated herein are not prohibited by Applicable Law or other authority in the jurisdiction of Client’s place of incorporation, place of principal office, or residence and it has all necessary licenses and registrations to operate in the manner contemplated in this Agreement;

(v)    there are no proceedings pending or, to its knowledge, threatened, against it, which could reasonably be anticipated to have any adverse effect on the transactions and/

or services contemplated by this Agreement or the accuracy of the representations and warranties hereunder;

(vi)    the execution, delivery and performance by Client of this Agreement are within Client’s corporate powers and have been duly authorized by all necessary corporate action on the part of Client (as applicable). This Agreement constitutes a valid and binding agreement of Client enforceable against Client in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and does not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the articles of incorporation or other documents under which Client is organized or of any agreement, judgment, injunction, order, decree or other similar instrument binding upon Client;

(vii)    it is not itself, nor is it an entity that is, an entity owned or controlled by any person or entity that is, or conducting any activities itself or on behalf of any person or entity that is (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, or any other Governmental Authority with jurisdiction over Prime Broker or the Services with respect to U.S. sanctions laws; (B) identified on the Denied Persons, Entity, or Unverified Lists of the U.S. Department of Commerce’s Bureau of Industry and Security; or (C) located, organized or resident in a country or territory that is, or whose government is, the subject of U.S. economic sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan, or Syria;

(viii)    at the time of delivery of each Instruction, the execution, delivery and performance by Client of the Instruction will have been within Client’s corporate powers and will have been duly authorized by all necessary corporate action on the part of Client. Any Instruction issued under this Agreement, constitutes a valid and binding agreement of Client enforceable against Client in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and does not contravene, or constitute a default under, any provision of Applicable Law or regulation or of the articles of incorporation or other documents under which Client is organized or of any agreement, judgment, injunction, order, decree or other similar instrument binding upon Client;

(ix)    by providing an Instruction, Client hereby (A) authorizes Prime Broker to complete any documentation reasonably necessary to carry out the Instruction, and agrees to be contractually bound to the terms of that documentation “as is” without recourse against Prime Broker; (B) represents, warrants and covenants that it is duly authorized to provide such Instruction and will provide Prime Broker with any information that is necessary or appropriate to enable Prime Broker’s performance pursuant to an Instruction or under this Agreement; and (C) agrees that Prime Broker will be held harmless for the acts, omissions, or any unlawful activity of Client or any agent of Client;

(x)    it will maintain appropriate security controls with respect to sensitive information related to the Client Account, including, for example, procedures for secure storage of passwords, use of two-factor authentication, secure e-mail, and secure storage of documents;

(xi)    it will promptly execute and deliver, upon request, any proxies, powers of attorney or other instruments that may be necessary or desirable for Prime Broker to provide the Services;

(xii)    it will materially comply with all Applicable Laws; and

(xiii)    it understands and acknowledges the risks associated with digital asset activities and it has read, acknowledged, and agreed to the risks, representations, warranties, covenants, and other disclosures contained within the Terms of Service.

9.    General Use, Security, Prohibited Activities, and Restrictions

(a)    Prime Broker Site and Content. During the term of this Agreement, the Prime Broker hereby grants Client a limited, nonexclusive, non-transferable, non-sublicensable, revocable and royalty-free license, subject to the terms of this Agreement, to access and use the Prime Broker Site and related content, materials, and information (collectively, the “Content”) solely for Client’s internal business use and other purposes as permitted by Prime Broker in writing from time to time. Any other use of the Prime Broker Site or Content is hereby prohibited.

(b)    All other right, title, and interest (including all copyright, trademark, patent, trade secrets, and all other intellectual property rights) in the Kraken and Prime Broker Site, Content, and Services is and will remain the exclusive property of the Kraken, Prime Broker and their licensors. Client shall not copy, transmit, distribute, sell, license, reverse engineer, modify, publish, or participate in the transfer or sale of, create derivative works from, or in any other way exploit any of the Services or Content, in whole or in part. Kraken and all logos related to the Services or displayed on the Prime Broker Site are either trademarks or registered marks of the Prime Broker or their licensors. Client may not copy, imitate or use them without Prime Broker’s prior written consent. The license granted under this Section will automatically terminate upon termination of this Agreement, or the suspension or termination of Client’s access to the Prime Broker Site or Services.

(c)    Unauthorized Users. Client shall not permit any person or entity that is not the Client or an Authorized Representative (each, an “Unauthorized User”) to access, connect to, and/or use Client’s Services. The Prime Broker shall have no liability, obligation, or responsibility whatsoever for, and Client shall be fully responsible and liable for, any and all Claims and Losses arising out of or relating to the acts and omissions of any Unauthorized User in respect of the

Services and/or the Prime Broker Site. Client shall notify Prime Broker immediately if Client believes or becomes aware that an Unauthorized User has accessed, connected to, or used Client’s Services.

(d)    Passwords and Security. Each Party is responsible for maintaining adequate security and control of any and all passwords, private keys, and any other codes that it uses to transfer or receive Client assets hereunder. Each Party will be solely responsible for the private keys that it uses to make the transfers and maintaining secure back-ups. Client will promptly notify Prime Broker of any security breach of its accounts, systems or networks as soon as possible. Client will reasonably cooperate with Prime Broker in the investigation of any suspected unauthorized transfers or attempted transfers using a Party’s account credentials or private keys, and any security breach of a Party’s accounts, systems, or networks, and Client shall provide Prime Broker with the results of any third-party forensic investigation that it may undertake. Each Party will be responsible for any unauthorized transfers made utilizing its passwords, private keys, and any other codes it uses to make or receive transfers.

(e)    Prohibited Activities. Client will not use the Services to perform any type of illegal activity of any sort or knowingly take any action that negatively affects the performance of the Services. Client may not engage in any of the following activities, either directly or through a third party:

(i)    attempt to gain unauthorized access to the Services or another user’s account;

(ii)    make any attempt to bypass or circumvent any security features;

(iii)    reproduce, duplicate, copy, sell or resell the Services or access to the Services for any purpose except as authorized in this Agreement;

(iv)    engage in any activity that is abusive or interferes with or disrupts the Services; or

(v)    Use of the Services in connection with any transaction involving illegal products or services is prohibited.

Prime Broker may suspend Client’s (or any Authorized Representative’s) ability to provide Instructions with respect to the Client Account in the event of any breach of this Agreement.

Client will remain fully responsible for any acts or omissions of its Authorized Representatives and will ensure that Authorized Representatives comply with the terms of this Agreement.

(f)    Restrictions. Client acknowledges that Client has read the Restrictions Notice within our Terms of Service.

10.    Confidentiality

(a)    Each Party to this Agreement shall hold in confidence all information obtained from the other Party in connection with this Agreement and the transactions contemplated hereby, including without limitation any discussions preceding the execution of this Agreement (collectively, “Confidential Information”) Confidential Information shall not include information that the receiving Party demonstrates with competent evidence was, or becomes, (i) available to the public through no violation of this Section, (ii) rightfully in the possession of the receiving Party on a non-confidential basis prior to disclosure, (iii) available to the receiving Party on a non-confidential basis from a source other than the other Party or its affiliates, subsidiaries, officers, directors, employees, contractors, attorneys, accountants, bankers or consultants (the “Representatives”), or (iv) independently developed by the receiving Party without reference to or use of such Confidential Information.

(b)    Each Party shall (i) keep and maintain such Confidential Information confidential in the same manner as it treats its own confidential information and shall not, without the prior written consent of the other Party, disclose or allow the disclosure of such Confidential Information to any third party, except as otherwise herein provided, and (ii) restrict internal access to and reproduction of the Confidential Information to a Party’s Representatives only on a bona fide need to know basis related to effecting the purpose of this Agreement; provided, however, that such Representatives shall be under an obligation of confidentiality at least as strict as set forth in this Section.

(c)    Each Party also agrees not to use Confidential Information for any purpose other than in connection with transactions contemplated by this Agreement.

(d)    The provisions of this Section will not restrict a Party from disclosing the other Party’s Confidential Information to the extent required by any law, regulation, or direction by a court of competent jurisdiction or government agency or regulatory authority with jurisdiction over said Party; provided that the Party required to make such a disclosure, to the extent practicable and permitted by law, uses reasonable efforts to give the other Party reasonable advance notice of such required disclosure in order to enable the other Party to prevent or limit such disclosure.

(e)    The obligations with respect to Confidential Information shall survive so long as a Party retains the other Party’s Confidential Information. Notwithstanding anything in this Agreement to the contrary, a Party may retain copies of Confidential Information (the “Retained Confidential Information”) to the extent necessary (i) to comply with its legal, regulatory recordkeeping obligations, (ii) in the routine backup of data storage systems in the event that such stored data is unreasonably burdensome to remove, and (iii) in order to determine the scope of, and compliance with, its obligations under this Section; provided, however, that such Party agrees that any Retained Confidential Information shall be accessible only by legal or compliance personnel of such Party and the confidentiality obligations of this Section shall survive with respect to the Retained Confidential Information for so long as such information is retained.

(f)    Neither Party will use any name, trade name, trademark, or other designation of the other Party in advertising, publicity, promotional, or marketing materials, or any other activity, including announcements about this Agreement, without the express prior written consent of the other Party in each instance.

11.    Acknowledgement and Assumption of Risks; Legal Disclosures

(a)    Client acknowledges that Client has read and agreed to the Acknowledgement and Assumption of Risks and Legal Disclosures Notices within our Terms of Service, which shall apply to this Agreement.

12.    No Insurance Protections

(a)    Client acknowledges that balances of digital assets in the Client Account are not subject to Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation (“SIPC”) protections.

13.    Disclaimer of Warranties

(a)    Client acknowledges that Client has read and agreed to the Disclaimer of Warranties section within our Terms of Service, which shall apply to this Agreement.

14.    Limitation on Liability

(a)    EXCEPT IN THE CASE OF WILLFUL MISCONDUCT OR FRAUD, NO PARTY (INCLUDING ITS RELATED PARTIES) WILL BE LIABLE TO THE OTHER PARTY AND ITS RELATED PARTIES (WHETHER UNDER CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE) FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES SUFFERED OR INCURRED BY THE OTHER PARTY (WHETHER OR NOT ANY SUCH LOSSES WERE FORESEEABLE OR WITHIN THE CONTEMPLATION OF THE PARTIES).

(b)    For Kraken Trading Services (as set forth in the Master Trading Terms in Annex A hereto), except in the case of gross negligence, willful misconduct or fraud, in no event shall the total aggregate liability of either Party and its Related Parties arising out of or relating to this Agreement exceed the fair market value of the Digital Assets at issue in the trade at the time in which the events giving rise to the liability occurred.

(c)    For Kraken Custodial Services (as set forth in the Custody Terms in Annex B hereto), except in the case of gross negligence, willful misconduct or fraud, in no event shall the total aggregate liability of either Party and its Related Parties arising out of or relating to this Agreement exceed the greater of (A) the fair market value of the amount of Custodied Digital Assets at the time in which the events giving rise to the liability occurred and (B) the fair market value of the amount of Custodied Digital Assets at the time that Prime Broker notifies Client in writing or Client otherwise has actual knowledge of the events giving rise to the liability.

(d)    The fair market value of each Digital Asset will be determined by Prime Broker in good faith according to its valuation process consistent with industry practice, which may differ from the way that Client values its Digital Asset holdings.

15.    Indemnification

(a)    Client hereby indemnifies and holds harmless the Prime Broker and its affiliates and service providers, and any of their respective directors, officers, agents, employees or representative (collectively, the “Related Parties”) from and against any liabilities, damages, losses, costs and expenses, including but not limited to attorneys’ fees and costs and any fines, fees or penalties (including, without limitation, any of the foregoing imposed by any regulatory authority) (collectively, “Losses”) and defends each of them from and against any third-party claim, demand, action or proceeding (a “Claim”), arising out of or related to Client’s (i) breach of this Agreement, (ii) violation of any Applicable Law, or the rights of any third party, (iii) gross negligence, fraud or willful misconduct, and (iv) any Instruction, except such as may arise from Prime Broker’s or its nominees’ own grossly negligent action, grossly negligent failure to act, bad faith, or willful misconduct.

(b)    Prime Broker hereby indemnifies and holds harmless Client and its Related Parties from and against any Losses and defends each of them from and against any Claim, arising out of or related to Prime Broker’s (i) violation of any Applicable Law, or the rights of any third party and (ii) gross negligence, fraud or willful misconduct.

16.    Term; Suspension; Termination; Discontinuance

(a)    The term of this Agreement (the “Term”) shall commence on the date hereof for a period of one year and shall automatically renew for successive one-year terms annually, unless either Party provides notice of a desire to terminate this Agreement no less than thirty (30) days prior to the end of such one-year period, as applicable.

(i)    This Agreement may also be terminated by any Party upon thirty (30) days written notice to the other Party.

(ii)    Prime Broker may, in its sole discretion, suspend, restrict or terminate this Agreement and Client’s access to Services for Cause at any time and without prior notice to Client. For purposes of this section, “Cause” means: (A) Client’s breach of this Agreement; (B) Client becoming insolvent, making an assignment to benefit creditors or becoming subject of a receivership, trustee or similar; (C) Client acts to dissolve or liquidate; (D) Client becomes the subject of any bankruptcy or insolvency proceedings; (E) Prime Broker reasonably becomes aware of Client’s financial, legal or reputational issues that could affect Client’s ability to comply with this Agreement; or (F) Client becomes the subject of any subpoena, court order, governmental or quasigovernmental order, litigation, investigation or proceeding, that Prime Broker reasonably views as presenting risk to the Agreement.

(b)    Client acknowledges that Client has read and agreed to the Suspension; Termination; Discontinuance Notice within our Terms of Service, which shall apply to this Agreement.

17.    Miscellaneous.

(a)    Headings; Internal References. When a reference is made in this Agreement to Sections or Appendices, such reference shall be to a Section or Appendix to this Agreement unless otherwise indicated. The table of contents, if any, and headings contained in this Agreement are for convenience and reference purposes only and shall not be deemed to alter or affect in any way the meaning or interpretation of any provisions of this Agreement.

(b)    Privacy. Client acknowledges that Client has read and agreed to the Privacy Notice within our Terms of Service, which shall apply to this Agreement.

(c)    Force Majeure. Client acknowledges that Client has read and agreed to the Force Majeure section within our Terms of Service, which shall apply to this Agreement.

(d)    Enforceability. Client acknowledges that Client has read and agreed to the Enforceability section within our Terms of Service, which shall apply to this Agreement.

(e)    Assignment. Client acknowledges that Client has read and agreed to the Assignment section within our Terms of Service, which shall apply to this Agreement.

(f)    Interpretation. Client acknowledges that Client has read and agreed to the Interpretation section within our Terms of Service, which shall apply to this Agreement.

(g)    Relationship. Client acknowledges that Client has read and agreed to the Relationship section within our Terms of Service, which shall apply to this Agreement.

(h)    Counterparts. This Agreement may be signed in any number of counterparts, each of which must be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party hereto has received a counterpart hereof signed by all of the other Parties hereto. Until and unless each Party has received a counterpart hereof signed by the other Parties hereto, this Agreement will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and assigns.

(i)    Electronic Documents. Client consents to the delivery of confirmations, any other required or optional communication or agreement under any Applicable Law or regulation by e-mail, Web site or other electronic means, subject to compliance with any Applicable Laws. Any such documents that are delivered to Client electronically are deemed to be “in writing.” If Client’s signature or acknowledgment is required or requested with respect to any such document and Client (if a natural person) or an authorized representative of Client “clicks” in the appropriate space, Client will be deemed to have signed or acknowledged the document to the same extent and with the same effect as if Client had signed the document manually. Client acknowledges its understanding that Client has the right to withdraw its consent to the electronic delivery and signature of documents at any time by providing prior written notice.

(j)    Notices. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by express or certified mail (postage prepaid, return receipt requested) or overnight courier to the respective address set forth on the execution page below, by electronic mail (at such email addresses as set forth below or as a Party may designate in accordance herewith), or through other electronic means as agreed between the Parties.

(k)    Governing Law. This Agreement is governed by and is to be construed in accordance with the law of the State of Wyoming, without giving effect to the conflicts of law rules of that state.

(l)    Arbitration. THE PARTIES AGREE THAT ALL CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE USE OF THE SERVICES (“DISPUTES”), WHETHER ARISING PRIOR, ON, OR SUBSEQUENT TO THE EFFECTIVE DATE, SHALL BE ARBITRATED AS FOLLOWS: The Parties irrevocably agree to submit all Disputes between them to binding arbitration conducted under the Commercial Dispute Resolution Procedures of the American Arbitration Association (the “AAA”), including the Optional Procedures for Large Complex Commercial Disputes. The place and location of the arbitration shall be in Cheyenne, Wyoming. All arbitration proceedings shall be closed to the public and confidential and all related records shall be permanently sealed, except as necessary to obtain court confirmation of the arbitration award. The arbitration shall be conducted before a single arbitrator selected jointly by the Parties. The arbitrator shall have experience with trading, custodial and trust matters under Wyoming law. If the Parties are unable to agree upon an arbitrator, then the AAA shall choose the arbitrator. The language to be used in the arbitral proceedings shall be English. The arbitrator shall be bound to the strict interpretation and observation of the terms of this Agreement and shall be specifically empowered to grant injunctions and/or specific performance and to allocate between the Parties the costs of arbitration, as well as reasonable attorneys’ fees and costs, in such equitable manner as the arbitrator may determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s determination of any dispute, controversy or claim hereunder.

(m)    Claims. It is the intention of the Parties that no party other than Parties to this Agreement will have or assert any rights, claims or remedies against any Party in respect of any action, omission, failure or neglect in the performance of any responsibilities referred to in this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the foregoing sentence does not affect the right of any Party to recover from Prime Broker pursuant to the losses, claims, damages, liabilities or expenses specified in Section 15 of this Agreement (Indemnification). Client will advise Prime Broker as soon as reasonably practicable in the event any such claim is asserted by a third party against Prime Broker.

(n)    Waiver of Jury Trial. CLIENT HEREBY WAIVES ANY CONSTITUTIONAL AND STATUTORY RIGHTS TO SUE IN COURT AND HAVE A TRIAL IN FRONT OF A JUDGE OR A JURY. The Parties are instead electing that all disputes, claims, or requests for relief shall be resolved by arbitration under the arbitration clause, except as specified in Section 17(l) of this Agreement (Arbitration). An arbitrator can award on an individual basis the same damages and relief as a court and must follow this Arbitration clause as a court would. However, there is no judge or jury in arbitration, and court review of an arbitration award is subject to very limited review.

(o)    Waiver of Class or Other Non-Individualized Relief. ALL DISPUTES, CLAIMS, AND REQUESTS FOR RELIEF WITHIN THE SCOPE OF THE ARBITRATION CLAUSE SPECIFIED ABOVE MUST BE ARBITRATED ON AN INDIVIDUAL BASIS AND NOT ON A CLASS OR COLLECTIVE BASIS, ONLY INDIVIDUAL RELIEF IS AVAILABLE, AND CLAIMS OF MORE THAN ONE CLIENT CANNOT BE ARBITRATED OR CONSOLIDATED WITH THOSE OF ANY OTHER CLIENT. If a decision is issued stating that applicable law precludes enforcement of any of the arbitration clause’s limitations as to a given dispute, claim, or request for relief, then such aspect must be severed from the arbitration and brought into the courts of the State of Wyoming. All other disputes, claims, or requests for relief shall be arbitrated.

(p)    Modifications, Amendments and Waivers.

(i)    Unless otherwise stated herein, the Parties may agree, memorialized in writing signed by all Parties, to modify or amend this Agreement at any time.

(ii)    Any provision of this Agreement may be waived if, but only if, the waiver is in writing and is signed by the Party against whom the waiver is to be effective. Client further acknowledges that Client has read and agreed to the Waiver Notice within our Terms of Service, which shall apply to this Agreement.

(iii)    No failure or delay by any party in exercising any right, power or privilege hereunder operates as a waiver thereof nor may any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

(q)    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns but the parties agree that no party may assign its rights and obligations under this Agreement without the prior written consent of the other parties, which consent may not be unreasonably withheld or delayed, except that Prime Broker may assign its rights and obligations under the Agreement to any affiliate or subsidiary.

(r)    Entire Agreement. This Agreement, including all annexes, appendices, schedules, exhibits, and supplements attached hereto or referenced herein, together with Terms of Service, constitutes the entire agreement and understanding between the Parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement, except that any non-disclosure agreement or agreements previously entered into between the Parties hereto continue to be in force. For the avoidance of doubt, Client acknowledges that its use of Custody Services is also subject to the Kraken custody terms of service, available at https://custody.kraken.com/legal, which apply independently of this Agreement. In the event of a conflict between this Agreement and either the Terms of Service or the Kraken custody terms of service, the terms of this Agreement will control, solely to the extent of the conflict and solely with respect to the subject matter of this Agreement. In the event of a conflict between this Agreement and either the Terms of Service or the Kraken custody terms of service, the terms of this Agreement will control solely to the extent of the conflict and solely with respect to the subject matter of this Agreement.

(s)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Services contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Services contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(t)    Survival. If this Agreement expires or terminates, the following Sections will remain fully binding upon you and us: 3, 4, 9, 10, 11, 12, 13, 14, 15, 16, 17, as well as Exhibit B (Fee Schedule) in its entirety, and such portions of any Annex hereto with similar provisions, including, but not limited to, provisions regarding to payments, fees, liability, indemnification and/or dispute resolution. Termination will not limit any of our rights or remedies at law or equity.

(u)    No Advice. Client acknowledges that Prime Broker is not providing any legal, tax, or investment advice to Client or any other Party in providing the Services under this Agreement.

(v)    No Third-Party Beneficiaries. A person who is not a Party to this Agreement has no right to enforce any term of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Effective Date February 20, 2026.

FOR PRIME BROKER:

By: /s/ Cynthia Del Pozo Garcia
Name: Cynthia Del Pozo Garcia
Title:CEO Payward Interactive Inc.
Entity: Payward Interactive, Inc.
Address: 106 E. Lincolnway, Fourth Floor,
Cheyenne, WY, 82001, United States
Email: [***]

By: /s/ Brian Mathena
Name: Brian Mathena
Title: CEO
Entity: Payward Financial, Inc.
Address:
106 E. Lincolnway Fourth Floor, Cheyenne, WY,
82001, United States
Email: [***]

By: /s/ Jonathan Marcus
Name: Jonathan Marcus
Title: Head of Staked
Entity: Staked Cayman
Address:
Floor 4, Willow House, Cricket Square, Grand
Cayman KY1-9010, KY, 1-9010, Cayman Islands
Email: [***]

FOR CLIENT:

By: /s/ Kitty Payne
Name:  Kitty Payne
Title:  CFO
Address: 300 E 2nd Street, 15th Floor, Reno, NV
89501, United States
Email: [***]

EXHIBIT A: PAYWARD ENTITIES

The Services and other services to be performed by Prime Broker pursuant to this Agreement, including all annexes hereto, shall be performed by the following entities, which shall be deemed to be Parties to this Agreement and one and the same as “Prime Broker”:

Payward Interactive, Inc. (“Payward Interactive”), a private company organized and existing under the laws of Florida, which shall provide the Services set forth in Annexes A and C.

Payward Financial, Inc. (“Payward Financial”), a Wyoming Special Purpose Depository Institution, which shall provide the Services set forth in Annex B

Staked Cayman (“Staked Cayman”), a Cayman Islands corporation, which shall provide the Services set forth in Annex D.

CONFIDENTIAL

EXHIBIT B: FEE SCHEDULE

This Fee Schedule is effective as of the Effective Date of the Prime Broker Agreement between Prime Broker and Client. Prime Broker may modify this Fee Schedule at any time, upon at least thirty (30) days’ advance notice of such modifications to Client. Client acknowledges that it is responsible for understanding and agreeing to this Fee Schedule prior to using Services.

Client shall pay to Prime Broker an initial “Setup Fee” as indicated herein due and payable immediately upon Client’s acceptance of the Agreement.

The following fees shall apply to the Services:

Setup Fee:   [***]

Trading (Annex A):

Client’s cost of trading with Prime Broker will be reflected in the spreads applied to all transactions executed under this Agreement. Such spreads may vary depending on factors including, without limitation, the type of Digital Asset, market conditions, liquidity, order size, and relative market capitalization.

Spreads are incorporated into execution prices, as further described in Annex A (Master Trading Terms), and are not invoiced separately. Prime Broker retains discretion over the level of spreads and the manner in which they are applied.

Custody (Annex B):

Client shall pay to Prime Broker a “Custody Fee” payable monthly in arrears and due within 30 days after the Client’s receipt of each monthly invoice, that together with Client’s monthly account statement, will be sent by Prime Broker to the email address on file for Client. Client is responsible for notifying Prime Broker of any change to Client’s email address or other contact information.

Client shall remit all payments of invoiced undisputed amounts in US dollars directly to Prime Broker when due, including payment of each monthly Custody Fee, which shall be calculated as noted below:

•    The Custody Fee is [***] basis points on all Custodied Digital Assets. The Custody Fee is calculated at the end of each day (11:59 p.m. UTC) based on the US dollar value of Custodied Digital Assets.

No waiver of any Fee or minimum value requirement contained in this Fee Schedule is effective unless agreed upon and provided separately by Prime Broker in writing and solely at Prime Broker’s discretion.

Client shall remit payment of invoiced amounts in USD directly to Prime Broker when due. Client authorizes Prime Broker to deduct invoiced amounts that remain unpaid beyond the applicable due date by deducting such amounts from the Client’s balance, as applicable.

No waiver of any fee or minimum value requirement contained in this Fee Schedule is effective unless agreed upon and provided separately by Prime Broker in writing and solely at Prime Broker’s discretion.

CONFIDENTIAL

ANNEX A: MASTER TRADING TERMS

This Annex sets forth the terms and conditions pursuant to which Prime Broker agrees to make available to you, subject to the terms and conditions set forth herein, certain products and services in connection with the trading of Digital Assets through the Prime Broker platform (collectively, the “Master Trading Terms”).

1.    Kraken Trading Services

(a)    At Client’s request, and consistent with these Master Trading Terms, Prime Broker shall make Digital Asset trading and execution services (the “Kraken Trading Services”) available to Client. The Kraken Trading Services will enable Client to submit Orders to purchase and sell specified Digital Assets in accordance with these Master Trading Terms .

(b)    Client may access Kraken Trading Services in the following ways:

(i)    via direct communication (including by electronic messaging or other means as mutually agreed upon by the Parties) with Prime Broker or its staff;

(ii)    via an application programming interface; or

(iii)    via another interface or method made available by Prime Broker to Client.

(c)    Client acknowledges and agrees that by accepting a quote obtained from the Kraken Trading Services or otherwise communicating a firm Order to execute a trade, Client enters into a final and binding agreement to the terms of the Order. Client acknowledges and agrees that the quoted price may be inclusive of all fees and spreads. Proceeds from a successfully executed trade may be credited to the Client Account or a non-Kraken digital wallet.

2.    Conflicts of Interest Acknowledgement

(a)    Client understands that in all Trades, Prime Broker is your counterparty, not your agent or your broker. Prime Broker’s interests and the interests of others trading with Prime Broker may diverge from yours. Client acknowledges that Prime Broker may have actual or potential conflicts of interest in connection with providing the Services. As a result of these and other conflicts, Prime Broker may have an incentive to favor their own interests and the interests of their affiliates over a particular Client’s interests. If Prime Broker acts in circumstances where it has a material interest or conflict of interest, it will take reasonable steps to ensure that you are treated fairly. Prime Broker, in its discretion, may also decline to act in such circumstances.

3.    Client Trading Balance; Deposits and Withdrawals

(a)    Your account reflects your available Digital Assets and Fiat Currency balance available for trading.

(b)    You may transfer digital assets into your account (i.e., deposits) or transfer Fiat Currency to a designated financial institution to be issued a Fiat Currency balance in your account as described in this Agreement and the Terms of Service. Similarly, you may transfer Digital Assets from your account (i.e., withdrawals) or redeem Fiat Currency balances into Fiat Currency deposited to a financial account as described in this Agreement and the Terms of Service.

4.    Disruption to Kraken Trading Services

(a)    The Kraken Trading Services may be vulnerable to disruption, delay or failure and may be unavailable to Client as a result of foreseeable and unforeseeable events. Client acknowledges and agrees that Prime Broker does not guarantee uninterrupted access to the Kraken Trading Services or all features of the Kraken Trading Services. Client further acknowledges that although Prime Broker will endeavor to provide notice of all scheduled or unscheduled unavailability that may impact Client’s ability to access the Kraken Trading Services as soon as practicable, Prime Broker cannot guarantee advance notice to Client.

(b)    To the extent that the Kraken Trading Services become unavailable, Prime Broker may, in its sole discretion, take action, including, but not limited to: (i) halting or suspending Kraken Trading Services, including the trading of any Digital Assets or Fiat Currency; (ii) imposing limits on the amount or size of Client’s Orders; and/or (iii) such other action as Prime Broker deems reasonably necessary or appropriate. Prime Broker shall have no liability, obligation, or responsibility to Client as a result of making any changes to or suspending the Kraken Trading Services.

5.    Prime Broker Supported Digital Assets

(a)    Prime Broker determines in its sole discretion which Digital Assets to support for use with the Kraken Trading Services. Not all Digital Assets supported for Custodial Services may also be supported for Kraken Trading Services.

6.    Unclaimed Property

(a)    If Prime Broker holds Client assets in the Client trading balance, has no record of Client’s use of the Kraken Trading Services for an extended period, and is otherwise unable to contact Client after reasonable efforts to do so, Prime Broker may be required under Applicable Laws to report these assets as unclaimed property and to deliver such unclaimed property to the applicable authority. Prime Broker may deduct a dormancy fee or other administrative charge from such unclaimed funds, as permitted by Applicable Law.

CONFIDENTIAL

ANNEX B: CUSTODY TERMS

This Annex sets forth the terms and conditions pursuant to which Prime Broker agrees to make available to you, subject to the terms and conditions set forth herein, certain products and services in connection with custody of Digital Assets (the “Custody Terms”).

1.    Custodial Relationship

(a)    Subject to this Agreement, including, without limitation, these Custody Terms, Client hereby appoints Prime Broker as its custodian (“Custodian”), and Prime Broker hereby accepts that appointment. All Custodied Digital Assets delivered to Prime Broker or its agents will be held by Prime Broker in trust for the benefit of Client, as provided in these Custody Terms. Client hereby makes an election under W.S. 34-29-104(d)(ii) regarding its relationship with Prime Broker for Custodied Digital Assets.

(b)    The duties of Prime Broker with respect to Custodied Digital Assets will be as set forth in these Custody Terms, which duties are generally comprised of receiving and holding Custodied Digital Assets for safekeeping for the benefit of Client, delivering Custodied Digital Assets to Client in accordance with Instructions, and performing various administrative duties in accordance with Instructions and as reasonably required to effect Instructions. For the avoidance of doubt, Prime Broker may not transfer Custodied Digital Assets except as directed by Client or an Authorized Representative in accordance with Instructions and as reasonably required to effect Instructions or as otherwise set forth in the Custody Terms.

(c)    Prime Broker hereby acknowledges and agrees that, with respect to Client, (i) it is a Custodian of the Custodied Digital Assets stored in the Client Account, (ii) such Custodied Digital Assets are held by Prime Broker for the benefit of Client, and (iii) that Prime Broker has no right, interest, or title in those Custodied Digital Assets. Prime Broker hereby confirms that the Custodied Digital Assets do not constitute an asset on the balance sheet of Prime Broker and that the Custodied Digital Assets will at all times be identifiable in Prime Broker’s database as being stored in the Client Account for the benefit of Client.

(d)    From time to time, Client may enter into agreements, to which Custodian may or may not be party, that govern or control Customer’s access to, or use of, Custodied Digital Assets or Client Accounts (“Account Control Agreements”). In connection with Account Control Agreements, Custodian and Client agree to treat Custodied Digital Assets held by Custodian within a Digital Asset Account as “financial assets” under Article 8 of the Wyoming Uniform Commercial Code (“Article 8”). Custodian is a “securities intermediary,” Client Accounts are all “securities accounts,” and Client is an “entitlement holder” under Article 8. These Custody Terms sets forth how Custodian will satisfy its Article 8 duties, and such duties may be modified pursuant to any Account Control Agreement to which Custodian is party. Treating Custodied

Digital Assets in the Client Accounts as financial assets under Article 8 does not determine the characterization or treatment of the Fiat Currency and Digital Assets under any other law or rule.

2.    Prime Broker will establish and maintain a Custodial Account.

(a)    With respect to Services for Supported Digital Assets, Prime Broker will provide Services to Client only for digital assets deemed to be Supported Digital Assets. Prime Broker assumes no obligation or liability whatsoever regarding any unsupported Digital Asset sent or attempted to be sent to it, or regarding any attempt to use the Services for Digital Assets that Prime Broker does not support. Prime Broker may, from time to time, determine types of Digital Assets that will be supported or cease to be supported by the Services. Prime Broker will provide Client advance notice in writing if Prime Broker ceases support of any Supported Digital Assets. Prime Broker agrees that it will provide prior written notice to Client prior to the implementation of any material source code updates relating to Supported Digital Assets, except in emergencies which may include security vulnerabilities. Client acknowledges that Prime Broker may be required to cease supporting any Supported Digital Asset to comply with Applicable Law or in the event such support creates an urgent security or operational risk in Prime Broker’s reasonable discretion. Under no circumstances should Client attempt to use the Services to deposit or store any Digital Assets that are not supported by Prime Broker. Depositing or attempting to deposit Digital Assets that are not supported by Prime Broker may result in such Digital Asset being unretrievable by Client and Prime Broker.

(b)    Prime Broker does not own or control the underlying software protocols which govern the operation of any Supported Digital Assets. Without limiting any other term under this Agreement, by using the Services, Client acknowledges and agrees that (i) Prime Broker is not responsible for operation of the underlying Digital Asset Networks and that Prime Broker makes no guarantee of their functionality, security, or availability; (ii) the underlying protocols are subject to sudden changes in operating rules (a.k.a. “forks”), and (iii) that such forks may materially affect the value, function, and/or even the name of the Supported Digital Assets in the Client’s Custodial Account. In the event of a fork, Client agrees that Prime Broker may, in its sole discretion, decide whether or not to support (or cease supporting) either branch of the forked protocol entirely and Prime Broker will promptly notify Client of its decision if support for the original source code is discontinued despite its continued existence.

(c)    Client acknowledges that ancillary or subsidiary proceeds relating to Custodied Digital Assets (“Ancillary Assets”) including those commonly known as forks, airdrops, staking gains or similar proceeds from offshoots, including interest, may accrue from the Custodied Digital Assets. Client further acknowledges that Prime Broker is under no obligation to collect any Ancillary Assets or to provide any Services for Ancillary Assets, including those Digital Assets that have been created as a result of a fork or airdrop related to Supported Digital Assets, or otherwise invest or handle Ancillary Assets in any manner. Client acknowledges that Client may not immediately or ever have the ability to withdraw Ancillary Assets that are not Supported Digital Assets, and Prime Broker assumes absolutely no liability in respect of an Ancillary Asset that is unsupported (including its determination whether or not to support an Ancillary Asset).

(d)    Unless specifically announced on the Prime Broker’s website, Prime Broker does not support airdrops, side chains, or other derivative, enhanced, or forked protocols, tokens, or coins which supplement or interact with a Supported Digital Asset (collectively, “Advanced Protocols”). Client shall not use its Custodial Account to knowingly attempt to receive, request, send, store, or engage in any other type of transaction involving an Advanced Protocol. Without limiting any other term under this Agreement, Prime Broker assumes absolutely no responsibility whatsoever in respect to Advanced Protocols.

(e)    Prime Broker may, based on Instructions by the Client, undertake transactions with Custodied Digital Assets to the extent authorized under W.S. 34-29-104(e) on behalf of the Client; provided that such Instruction shall include distinct, written authorization from the Client to undertake such transaction with clear intent regarding the type of transaction and understanding of potential risks (including those set forth in Section 11 of this Agreement (Acknowledgement and Assumptions of Risks; Legal Disclosures)).

(f)    Prime Broker may rely on a third party service provider in providing the Services consistent with the terms of this Agreement without approval from Client. Prime Broker shall be responsible for the acts and omissions of such third party service provider in providing the Services as if Prime Broker had performed the Services directly.

(g)    This is a covered account agreement entered into pursuant to W.S. 13-1-206. All Parties intend for the Custody Terms to create a covered account under which the assets provided pursuant to the Custody Terms remain the property of the Client and not the Prime Broker. The Prime Broker agrees to comply with W.S. 13-1-206 and to refrain from commingling any Client assets with assets of the Prime Broker.

3.    Duties and Obligations of Prime Broker.

The duties and obligations of Prime Broker in connection with its role as Custodian include the following:

(a)    Safekeeping of Custodied Digital Assets.

(i)    Prime Broker will use reasonable care to keep in safe Custody for the benefit and on behalf of Client of all Custodied Digital Assets.

(ii)    All Custodied Digital Assets credited to the Client Account will:

(A)    be held in the Client Account at all times, and the Client Account will be controlled solely by Prime Broker at all times;

(B)    be labeled or otherwise appropriately identified as being held for the benefit of Client; and

(C)    not be commingled with other Digital Assets held by Prime Broker, whether held for Prime Broker’s own account or the account of other Persons other than Client, except temporarily (typically for no longer than 12 hours, but in no case longer than 72 hours) as an operational matter, if required, to effect a transfer Instruction into or out of a Custodial Account.

(ii)    Prime Broker shall not be responsible for the title, validity or genuineness of any of the Digital Assets received or delivered by Client pursuant to this Agreement.

(b)    Record Keeping. Prime Broker will keep appropriate records regarding the Services. All records maintained pursuant to this Section will be retained by Prime Broker for such period as required by Applicable Law, but in no event for less than the duration of this Agreement and for a period of seven years after the last date Services are provided hereunder, after which retention of the records will be at Prime Broker’s discretion.

(c)    Inspection of Records. Upon request, the Prime Broker will promptly provide records relating to clients’ assets held in the account at the Prime Broker to the Commissioner of the Securities and Exchange Commission, the Commissioner of the Wyoming Division of Banking, and/or to an independent public accountant.

(d)    Attachment.

(i)    With respect to Client, unless instructed by Client and authorized under W.S. 34-29-104(e), Prime Broker will, and will cause any agent acting on its behalf to, use reasonable care to:

(A)    refuse to consent to any attachment of Custodied Digital Assets or to any similar order or to any claim that would encumber the Custodied Digital Assets in any manner;

(B)    resist any writ of attachment, similar order or claim that would encumber or affect the free transferability of any Custodied Digital Assets in any relevant market; and

(C)    deny any request by a third party to transfer any Custodied Digital Assets without the prior consent of Client.

(ii)    In the event of any request, consent, writ, order or claim referred to in this Section with respect to Client, Prime Broker will give Client immediate notice of the occurrence (unless such notice is prohibited by Applicable Law). Client shall be responsible for the reasonable expenses (including reasonable attorney’s fees or expenses) incurred by Prime Broker in connection with any action taken by it in accordance with this Section.

(e)    All Custodied Digital Assets are deemed to be located in the State of Wyoming, and all transactions of Custodied Digital Assets are deemed to have occurred in the State of Wyoming. In addition, the Client Account is deemed to be located in Wyoming and is governed by Wyoming law.

2.    Account Service.

(a)    Authorized Representatives will be able to provide Instructions with respect to the Client Account at all times in order to deposit or initiate withdrawal of Digital Assets, except as otherwise provided in this Section.

(b)    Prime Broker will provide Client with account statements, tax forms, and other documentation as Prime Broker and Client may separately agree.

(c)    Client (i) must provide one or more proposed withdrawal addresses for each Supported Digital Asset that it elects to deliver to Prime Broker using procedures provided by Prime Broker and (ii) agrees to provide Prime Broker with any additional information that may be reasonably requested in connection with the withdrawal addresses (e.g., the identity of any Prime Broker that controls such address). Prime Broker will timely review the proposed withdrawal addresses under its relevant programs and policies and will timely approve or reject the addresses. Prime Broker’s review of a proposed withdrawal address may include, for example, a review under its cybersecurity and anti-money laundering programs and policies. Prime Broker shall be solely responsible for performing the foregoing reviews under its programs and policies. Prime Broker will not deliver any Custodied Digital Assets to any addresses that have not been approved by Prime Broker. Prime Broker reserves the right to limit withdrawals with respect to Client’s Custodial Account to addresses owned and controlled by Client.

(d)    Prime Broker will provide Client with procedures that detail how to provide Instructions to Prime Broker to deposit Digital Assets to the Custodial Account. Prime Broker may from time to time update the requirements of these procedures for operational or security reasons, as appropriate. Client acknowledges that Prime Broker may not credit to the Custodial Account those Digital Assets that are sent to Prime Broker in a manner different from that described in the procedures provided by Prime Broker. Client acknowledges that Digital Assets that are sent inconsistently with Prime Broker’s procedures (for example, to the wrong addresses) may be irretrievable.

(e)    Prime Broker may restrict the ability of Client to provide Instructions with respect to or use of the Client Account by any Authorized Representative of such Client Account if, in Prime Broker’s good faith belief, the restriction is reasonably necessary to comply with Prime Broker’s anti-money laundering and sanctions programs and policies or any requirements under Applicable Law or if Prime Broker believes in good faith that Client’s or Authorized Representative’s cybersecurity has been or will be compromised.

(f)    All Instructions to withdraw, deposit or otherwise move any Digital Assets to or from the Client Account must be provided by an Authorized Representative.

(g)    In the case of a deposit to the Client Account, Prime Broker will credit to the Client Account all Supported Digital Assets properly sent to Prime Broker by Authorized Representatives to be held in such Client Account for the benefit of Client pursuant to this Agreement. Prime Broker will notify Client and the relevant Authorized Representative(s) of its receipt of Custodied Digital Assets and of the related credit to such Client Account.

(h)    With respect to depositing Supported Digital Assets, the process may be delayed or rejected if, in Prime Broker’s good faith belief, that delay or rejection is reasonably necessary to comply with Prime Broker’s anti-money laundering and sanctions programs and policies or any requirements of Applicable Law, or if Client did not send Prime Broker an Instruction before effecting a transfer on the relevant Digital Asset Network.

(i)    Prime Broker will promptly make available to Client a written confirmation of withdrawals from or deposits to the Client Account.

(j)    Prime Broker has adopted and implemented anti-money laundering and sanctions programs and policies required under Applicable Law and shall be responsible for the compliance with such programs and policies with respect to the Custodied Digital Assets.

(k)    Prime Broker shall owe no payment or delivery obligation and shall not be deemed to hold any property belonging to Client as a result of settlement of a transaction until Prime Broker has received, with finality, the Supported Digital Assets to which Client is entitled. With respect to Supported Digital Assets, finality of any transaction will be deemed to be at the time the transaction request has been recorded and sufficiently validated on a Digital Asset Network.

(l)    The Parties agree that Prime Broker shall only perform any Services as set forth in this Agreement. In the event that the Parties identify additional services that are beyond the scope of such Services, the Parties agree to enter into a separate agreement to document any additional services to be provided by the Prime Broker.

3.    Custodied Digital Asset Withdrawal.

(a)    Prime Broker may require twenty-four (24) hours between any request to withdrawal Custodied Digital Assets from Client Account and submission of Client’s withdrawal to (i) a public Digital Asset Network address controlled by the Client on the applicable Digital Asset Network or (ii) a public Digital Asset Network address for which Client has conducted the necessary Know Your Customer (“KYC”) and anti-money laundering (“AML”) due diligence. The time of such request shall be the time such notice is transmitted from the Client Account. Prime Broker stores all Supported Digital assets using proprietary cryptography and hardware storage, which could contribute to a delay in the initiation of a withdrawal. Prime Broker makes no representations or warranties with respect to the availability and/or accessibility of (i)

Custodied Digital Assets, (ii) a transaction involving Custodied Digital Assets, (iii) Client Account, and (iv) Services.

(b)    While Prime Broker will make reasonable efforts to process Client transactions of Custodied Digital Assets in a timely manner, Prime Broker makes no representations or warranties regarding the amount of time needed to complete processing as such processing is dependent upon many factors outside of Prime Broker’s control. In addition, Prime Broker reserves the right to refuse to process or to cancel any pending Client transaction as required by law or in response to a subpoena, court order, or other binding government order or to enforce transaction, threshold, and condition limits or if Prime Broker reasonably believes that the Client transaction may violate or facilitate the violation of an applicable law, regulation or applicable rule of a governmental authority or self-regulatory organization. Prime Broker cannot reverse Client Custody transaction which has been broadcast to a Digital Asset Network

4.    Acknowledgment of Risks.

CLIENT ACKNOWLEDGES THAT PRIME BROKER DOES NOT PROVIDE INVESTMENT, TAX, OR LEGAL ADVICE, NOR DOES IT BROKER TRANSACTIONS ON CLIENT’S BEHALF. CLIENT ACKNOWLEDGES THAT PRIME BROKER HAS NOT PROVIDED AND WILL NOT PROVIDE ANY ADVICE, GUIDANCE OR RECOMMENDATIONS TO CLIENT WITH REGARD TO THE SUITABILITY OR VALUE OF ANY DIGITAL ASSETS, AND THAT PRIME BROKER HAS NO LIABILITY REGARDING ANY SELECTION OF A DIGITAL ASSET THAT IS HELD BY CLIENT THROUGH CLIENT’S DIGITAL ASSET ACCOUNT AND THE SERVICES. ALL DEPOSIT AND WITHDRAWAL TRANSACTIONS ARE EXECUTED BASED ON CLIENT’S INSTRUCTIONS, AND CLIENT IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER ANY INVESTMENT, INVESTMENT STRATEGY, OR RELATED TRANSACTION INVOLVING DIGITAL ASSETS IS APPROPRIATE FOR CLIENT BASED ON CLIENT’S INVESTMENT OBJECTIVES, FINANCIAL CIRCUMSTANCES, AND RISK TOLERANCE. CLIENT SHOULD SEEK LEGAL AND PROFESSIONAL TAX ADVICE REGARDING ANY TRANSACTION.

Without limiting any of the foregoing, Client hereby acknowledges, that:

(a)    although these Custody Terms use the term “deposit,” digital assets in the Digital Asset Account are not “deposits” within the meaning of U.S. federal or state banking law. Balances of digital assets in the Client Account are not subject to Federal Deposit Insurance Corporation (“FDIC”) or Securities Investor Protection Corporation (“SIPC”) protections;

(b)    Digital Assets are not legal tender, and are not backed by any government;

(c)    legislative and regulatory changes or actions at the state, federal, or international level may adversely affect the use, transfer, exchange, and value of Digital Assets;

(d)    if providing custodial services or the ability to withdraw with respect to any Custodied Digital Asset would violate applicable state or federal laws, Prime Broker will make reasonable efforts to return such Custodied Digital Assets to Client but such Custodied Digital Assets may become inaccessible to Client;

(e)    the software and cryptography that governs the protocols of Digital Asset Networks have short histories and could at any time be found ineffective or faulty, which could result in the complete loss of value or theft of the Custodied Digital Assets;

(f)    no physical, operational and cryptographic system for the secure storage of private keys is perfectly secure, and loss or theft due to operational or other failure is always possible;

(g)    transactions in Digital Assets may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions may not be recoverable;

(h)    the value of Digital Assets may be derived from the continued willingness of market participants to exchange Fiat Currency for Digital Assets, which may result in the potential for permanent and total loss of value of a particular Digital Assets should the market for that Digital Assets disappear;

(i)    there is no assurance that a person who accepts a Digital Assets as payment today will continue to do so in the future;

(j)    the volatility and unpredictability of the price of Digital Assets relative to Fiat Currency may result in significant loss over a short period of time;

(k)    the nature of Digital Assets may lead to an increased risk of fraud or cyber-attack;

(l)    the nature of Digital Assets means that any technological difficulties experienced by Prime Broker may prevent the access or use of Digital Assets by Client;

(m)    any bond or trust account maintained by Prime Broker for the benefit of its customers may not be sufficient to cover all losses incurred by customers; and

(n)    for purposes of calculating fees and for account statements, the fair market value of each Custodied Digital Asset will be determined in good faith by Prime Broker according to its valuation process consistent with industry practice, which may differ from the way that Client values its digital asset holdings.

CONFIDENTIAL

ANNEX C: DEFERRED PAYMENT FACILITY TERMS

This Annex sets forth the terms and conditions governing Client’s access to and use of certain products and services made available by Prime Broker in connection with and pursuant to a Deferred Payment Facility (the “Deferred Payment Facility Terms”).

1.    Definitions.

“Trading Cap” (“Trading Cap”) means the limit on the amount of the resources available to Client to use the Kraken Trading Services without prefunding a transaction based upon a variety of considerations including, without limitation, the value of certain assets held in the Client Account and/or other Prime Broker portfolio account(s) and the usage of the Trading Cap over time. Details regarding your Trading Cap as of the date of this Deferred Payment Facility, including your fiat and Digital Asset limits, are available from the Prime Broker upon request.

“Kraken Assets in Use” refers to the assets of the Trading Cap which are in use by you at any point in time. Kraken Assets in Use will always be a subset of or the same as the assets comprising the Trading Cap. Kraken Assets in Use are always represented in units of each particular asset in use.

2.    Deferred Payment Facility

(a)    Client may use the Kraken Trading Services by utilizing Client’s allocated Trading Cap. The Trading Cap will automatically be accessed anytime Client makes a trade using assets that Client does not currently hold in its Client Account in an amount sufficient to cover the transaction; provided that in no event will Prime Broker be required to consummate a transaction that would cause Client to exceed the applicable Trading Cap.

(b)    The Client may execute trades using the Trading Cap during a continuous 24-hour trade window (“Trade Window”). All trades executed during a given Trade Window will be aggregated and netted to determine a single net settlement obligation for that Trade Window.

(c)    Client agrees to repay to Prime Broker the amounts of all usage(s) of Client’s Trading Cap in each Trade Window on the first day immediately following the expiration of the Trade Window during which Client’s Trading Cap was used (i.e., T+1), with the same number of units and type of assets as such usage.

(d)    Repayment of amounts owed hereunder is effected automatically by sweeping any assets credited to the Client Account in the event that Client has an outstanding balance under its Trading Cap. The swept assets will be credited towards reducing Client’s outstanding Trading Cap usage balance with immediate effect.

(e)    If Client fails to repay any amounts owed hereunder within two (2) Business Days of becoming due, Prime Broker may, at its election: (i) freeze the Client Account and/or other Prime Broker portfolio account(s) so that Client will not be able to effect deposits or withdrawals to or from such accounts; (ii) set off against any or all of the Kraken Assets in Use; and (iii) set off against any or all of the assets in the Client Account and/or Prime Broker portfolio account(s) in order to effect such repayment of the Kraken Assets in Use. Any amounts Prime Broker may pay in exercising the right to protect such security interests must be paid by you on demand, plus any applicable interest and costs. The conversion value between different assets, for the purpose of this paragraph only, is based on the market value as determined by Prime Broker in its sole discretion.

(f)    Client may repay to Prime Broker all of its outstanding Trading Cap usage at any time without any penalty.

(g)    Client’s Trading Cap may be adjusted from time to time by Prime Broker in its sole discretion. Prime Broker may suspend Client’s right to exercise Client’s Trading Cap at any time or from time-to-time in its sole and absolute discretion. To the extent Client’s Trading Cap changes, Prime Broker will use commercially reasonable measures to provide prior notice. Continued use of the Trading Cap after such changes are communicated constitutes acceptance of such changes. If Client makes a request to increase its Trading Cap, Client may be required to sign an acknowledgment providing for the increase and Client’s continuing agreement to the terms and conditions of this Agreement.

3.    Securing Deferred Payment Facility Benefits.

(a)    To secure the (i) exclusive benefit of this Deferred Payment Facility and (ii) your usage of the Trading Cap, you unconditionally grant us, to the fullest extent permitted by applicable law, including, among other things, the Uniform Commercial Code and other federal and state laws (as may be applicable), a security interest in all of your assets, whether fiat or digital assets, in your Prime Broker portfolio account(s), and by signing this Agreement, you hereby grant such interest.

(b)    You acknowledge that you have good and valid title to, or the right to pledge as security to Prime Broker, any assets in your Prime Broker portfolio account(s), free and clear of any other liens, encumbrances, or security interests.

ANNEX D: STAKING NODE TERMS

This Annex sets forth the terms and conditions pursuant to which Prime Broker agrees to make available to you, subject to the terms and conditions set forth herein, certain services in connection with crypto nodes (the “Staking Node Terms”).

1.    Definitions.

The terms set forth below and used in this Annex shall have the below meanings:

“Blockchain” means a digital ledger in which transactions made with a Digital Assets are recorded chronologically.

“Client Funds” means the Digital Assets funds held by Client.

“End User” means Client’s customers.

“End User Funds” means the Client’s customers Digital Assets funds.

“Net Revenue” means Staking Rewards minus any Slashing Penalties assessed, if applicable.

“Pooled Staking Service” means the Staking Node Services that runs Staking Nodes for Supported Protocols and allows investors to Stake their Digital Assets holdings in exchange for a percentage of the Net Revenue generated from Staking.

“Slashing Penalty” means any penalty assessed by Digital Assets for unavailability or slow, incorrect or malicious performance.

“Staking” or “to Stake” means committing Digital Assets as a monetary guarantee of the correct and performant operation of a designated Staking Node.

“Staking Nodes” means the collection of server hardware and software required to maintain a current copy of the Blockchain for Digital Assets and to produce or validate new blocks.

“Staking Node Services” means the Pooled Staking Service and the White Labeled Service operated by Prime Broker.

“Staking Rewards” means all Digital Assets generated by operating Staking Nodes, including, but not limited to, block rewards, endorser rewards, transaction fees and any other direct payments as a result of operating a Staking Node.

“Supported Protocol” means Digital Assets for which Prime Broker operates Staking Nodes.

“Revenue Share Payments” means the percentage of Net Revenue paid to Client as set forth in Section 2(c).

“Unbonding Period” means Digital Assets imposed waiting period, during which the Client Funds and End Users Funds may not be withdrawn or sold.

“White Labeled Service” means the Staking Node Services that provides bare metal Staking Nodes for Supported Protocols in exchange for a fixed fee.

2.    Prime Broker Responsibilities.

(a)    Staking Node Services. During the Term, Prime Broker will provide the Staking Node Services to Client in accordance with the service level terms set forth in Annex D, Exhibit A attached hereto.

(b)    Server Procurement, Setup & Maintenance. Prime Broker will determine, in its sole discretion, the network and server requirements to reliably operate Staking Nodes. Prime Broker is solely responsible for all costs associated with procuring, installing and operating the Staking Nodes.

(c)    Revenue Share Payments. Prime Broker will pay zero percent percent (0%) of Net Revenue to Client. In respect of any Pooled Staking Services, Prime Broker will pay Client a percentage of Net Revenue that may vary by Digital Assets, but in no event will Prime Broker pay Client less than zero percent percent (0%) of Net Revenue. All Revenue Share Payments will be made in the same Digital Assets in which the Client Funds are denominated, as applicable.

(d)    Reporting. Prime Broker will provide regular reports, no less frequent than monthly, detailing the performance of the Staking Node Services to Client. Such reports will provide mutually agreeable detail to enable the accurate calculation of Net Revenue.

(e)    Taxes. Client shall be responsible for payment of all applicable taxes, if any, to which the Revenue Share Payments might be subject and any and all other taxes which may apply to Client; Prime Broker makes no representations in this regard. Client agrees to indemnify, and hold Prime Broker harmless against any taxes, including penalties, duties and interest levied by any government on the Revenue Share Payments.

3.    Client Responsibilities.

(a)    Withdrawals. Client acknowledges and agrees that Client Funds which have been Prime Broker pursuant hereto may not be withdrawn prior to the conclusion of the Unbonding Period.

(b)    Supported Protocols. Client will provide Prime Broker with a regularly updated list of the Digital Assets it holds and wants to Stake.

(c)    Governance. Client will be responsible for all Digital Assets governance decisions and will assign a representative to handle such processes and communications. Prime Broker will provide technical guidance as requested in a timely fashion.

4.    License Grant; Restrictions.

(a)    License. Subject to compliance with the terms and conditions of these Staking Node Terms, Prime Broker hereby grants to Client a non-exclusive, nontransferable right and license to sublicense the White Labeled Services together with all related and documentation directly to End Users that purchase the White Labeled Services from Client.

(b)    Proprietary Rights. Client acknowledges and agrees that this license conveys no title or ownership rights to the Staking Node Services. Client does not acquire any rights in the Staking Node Services, express or implied, other than those expressly granted in these Staking Node Terms and all rights not expressly granted to Client are reserved by Prime Broker. Prime Broker retains all right, title and interest in and to the Staking Node Services, including without limitation, all unpatented inventions, patent applications, patents, design rights, copyrights, trademarks, service marks, trade names, know-how and other trade secret rights, and all other intellectual property rights, derivatives or improvements thereof.

(c)    Restrictions. Client will not and will not permit any of its End Users or other third party to modify, reproduce, copy, reverse engineer, decompile, reverse assemble or otherwise attempt to discover the source code or algorithms for the Staking Node Services, or access the Staking Node Services in order to build a similar or competitive product or service. Client will not and will not permit any of its End Users or other third party to use any device, software, or routine to interfere with the proper function of the Staking Node Services. The Staking Node Services may not be used in any jurisdiction for unlawful, obscene, offensive, or fraudulent content or activity, such as advocating or causing harm, interfering with or violating the integrity or security of a network or system, evading filters, sending unsolicited, abusive, or deceptive messages, viruses or harmful code, or violating third party rights. If there is a complaint or notice of violation, use may be suspended until resolved, and terminated if not resolved promptly.

5.    Disclaimer.

(a)    Client understands that while Prime Broker employs measures to ensure that the Staking Node Services are accessible 24 hours a day/7 days a week, Prime Broker cannot guarantee the uninterrupted or error-free operation performance of the Staking Node Services or that Prime Broker will correct all defects or prevent third party disruptions or unauthorized third party access. Prime Broker warranties will not apply if there has been misuse, modification, damage not caused by Prime Broker, failure to comply with instructions provided by Prime Broker, or if otherwise stated in this Agreement, including Annex D, Exhibit A. Non-Staking Node services are sold under the Staking Node Terms as-is, without warranties of any kind. Third parties may provide their own warranties to Client.

6.    Limitation of Liability.

(a)    For Staking Node Services, except in the case of gross negligence, willful misconduct or fraud, in no event shall the total aggregate liability of either Party and its Related Parties arising out of or relating to this Agreement exceed the amount of any actual direct damages incurred by client, up to the net revenues actually received by Prime Broker in the prior 12 months with respect to the Staking Node Services that are the subject of the claim, regardless of the basis of the claim.

(b)    In the event of any inaccessibility of the Staking Node Services, Prime Broker’s sole liability and obligation is as described in Annex D, Exhibit A.

ANNEX D, EXHIBIT A

Staking Node Service Level Terms

1.    Definitions.

“Staking Node Downtime” means the number of minutes that Prime Broker Staking Nodes are unable to produce blocks for a Supported Protocol, but does not include any downtime otherwise excluded under section 4 below.

2.    Monitoring.

(a)    All Staking Nodes are monitored by Prime Broker 24 hours a day, 7 days per week. Prime Broker will inform Client of all scheduled maintenance which could reasonably be expected to cause significant degradation in block production or subject the Staking Nodes to downtime at least seven (7) days prior to the planned maintenance.

3.    100% Uptime.

(a)    In the event Staking Nodes are not continuously available (100% up time) as measured on a monthly basis, Client becomes eligible for a credit as set forth below. For each one (1) hour of Staking Node Downtime, or fraction thereof, Client shall be entitled to a credit in the amount equal to the pro-rated Net Revenue for one (1) hour of the Revenue Share Payments that would ordinarily be payable plus a credit for any Slashing Penalties, if applicable, incurred as a result of such Staking Node Downtime.

(b)    Failure by Prime Broker to support 100% uptime shall be reasonable cause for the termination of these Staking Node Terms at the Client’s discretion.

4.    Exclusions.

(a)    Notwithstanding anything to the contrary herein, Client shall not be entitled to any credits hereunder if Staking Node Downtime or issues of any kind are caused by (i) acts or omissions of Client; (ii) scheduled Prime Broker network maintenance; and (iii) acts by a hacker or other malicious actor, or (iv) Force Majeure events.

5.    Required Notification & Timing of Credits.

(a)    No credits shall accrue under these Staking Nodes Terms until Prime Broker has actual notice of, or Client delivers to Prime Broker written notice of, the Staking Node Downtime. Within thirty (30) days following the reporting on any Staking Node Downtime which results in Client being entitled to credits, Prime Broker shall deliver to Client detailed reporting specifying the approximate duration of the applicable failure and certifying to the best of Prime Broker’s knowledge the total amount of credits to which Client is entitled. In no event shall the total of any credits established under this Agreement for any month exceed the Net Revenue retained by Prime Broker during the applicable month. Credits will carry over to future months. The credits provided shall be the sole remedies to Client in the event of the Staking Node Downtime.

6.    Notification Procedures for Staking Funds.

(a)    Client and Prime Broker will mutually agree in writing, which may be via email, to a suitable notification procedure for the Staking of Client Funds and End Users Funds. This procedure will be documented for each Digital Asset and incorporated by reference into these Staking Nodes Terms.